Exhibit 99.1

SuRo Capital Team and Magnetar Launch Neostellar Advisors,

Expanding Access to Venture-Backed Private Companies

New External Manager Brings Together SuRo Capital’s 15-Year Private Investment Track Record and Magnetar’s Institutional Capabilities as an $18 Billion Investment Manager

Formerly SuRo Capital Corp., Neostellar Capital Corp. Is Now Trading on

Nasdaq Under New Ticker “NSLR”

NEW YORK, NY, July 21, 2026 (GLOBE NEWSWIRE) – Neostellar Capital Corp. (“Neostellar”, the “Company”, “we”, “us”, and “our”) (Nasdaq: NSLR) formerly SuRo Capital Corp., today announced its launch as a newly rebranded, publicly traded investment platform designed to expand access to high-growth, venture-backed private companies through its transition to an externally managed structure.

The new structure enhances the Company’s ability to create long-term shareholder value through a new joint venture investment manager, Neostellar Advisors LLC (“Neostellar Advisors”), owned by SuRo Capital executives and Magnetar. Magnetar brings significant scale with approximately $18 billion in assets under management as of January 1, 2026, more than 20 years of investment experience, and experience investing in differentiated venture-backed artificial intelligence ecosystem, technology, and technology-enabled companies.

The partnership is intended to enhance the Company’s ability to identify attractive investment opportunities, deepen insight into emerging technology trends, and bolster the Company’s long-standing investment strategy.

Building a Stronger Platform with Magnetar

“For more than 15 years, our objective has been to provide public market investors with access to the world’s most innovative and consequential privately held companies during the period when meaningful value creation is taking place,” said Mark D. Klein, Chairman and Chief Executive Officer of Neostellar. “That mission has become increasingly important as leading technology and innovation-driven businesses remain private longer, raise larger amounts of capital outside the public markets, and often reach substantial scale before IPO.”

“This partnership builds on the platform we have developed over the past fifteen years by expanding our sourcing capabilities and strengthening our position as a long-term capital partner to the companies we support. Additionally, Magnetar’s deep presence and expertise in the venture-backed artificial intelligence ecosystem, where many of the most attractive investment opportunities exist today, is a meaningful differentiator.”

Magnetar’s Rationale for Partnering with the Neostellar Team

“Magnetar has worked closely with Mark and the team for many years, and our firms have developed a strong relationship through a shared investment philosophy including making several investments alongside one another,” said Dave Snyderman, Managing Partner at Magnetar. “We believe the current environment presents one of the most attractive private market opportunity sets we’ve seen in years, particularly across AI infrastructure.”

“Neostellar represents an ideal structure for this moment — a fifteen-year publicly traded venture franchise now combined with Magnetar’s institutional sourcing and underwriting. We deliberately chose this partnership, and we look forward to leveraging our capabilities to support Neostellar’s continued growth and deliver results for shareholders,” Mr. Snyderman concluded.

“We founded this Company because we believed public market investors deserved access to the private companies shaping the future,” said Mr. Klein. “That need is even more important today. Magnetar’s demonstrated success in investing in next-generation technology opportunities, including companies such as CoreWeave, further strengthens Neostellar’s ability to pursue category-defining private businesses as they scale. With Magnetar as our partner, Neostellar is better positioned to source, evaluate, and invest in the next generation of high-growth private companies,” Mr. Klein concluded.

In connection with the launch, an affiliate of Magnetar has made a $20 million investment in Neostellar, underscoring conviction in the Company’s strategy and creating meaningful alignment with stockholders.

Neostellar’s Structure: Externalization and Leadership

The launch follows the completion of the Company’s transition from an internally managed business development company (“BDC”) to an externally managed structure through a new investment advisory agreement with Neostellar Advisors. The appointment of Neostellar Advisors as investment adviser to the Company became effective July 15, 2026.

The Company continues to trade on the Nasdaq Global Select Market, now under the ticker symbol “NSLR,” and remains led by Mark D. Klein, Chairman and Chief Executive Officer, and Allison Green, Chief Financial Officer, Treasurer, and Corporate Secretary. Erik Falk, Partner and Head of Strategy at Magnetar, has joined the Board of Directors of Neostellar.

About Neostellar Capital Corp.

Neostellar Capital Corp. (Nasdaq: NSLR) , formerly SuRo Capital Corp. (Nasdaq: SSSS), has been a publicly traded investment company focused on investing in private, venture-backed businesses for over 15 years. In simple terms, Neostellar invests in companies that are not yet listed on a public stock exchange. By owning shares of Neostellar, investors can gain exposure to a portfolio of VC-backed companies through a publicly traded stock. Neostellar is externally managed by Neostellar Advisors LLC, a joint venture owned by certain Neostellar Advisor employees and Magnetar Holdings LLC. Together, the platform combines experience in private company investing with institutional investment management capabilities. Neostellar Capital Corp. is headquartered in New York, NY and has an office in San Francisco, CA. Connect with the Company on X, LinkedIn, and at neostellar.vc.

About Neostellar Advisors LLC

Neostellar Advisors LLC is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, and serves as the external investment adviser to Neostellar Capital Corp. Formed in 2026, Neostellar Advisors LLC is a joint venture between certain executives of Neostellar Capital Corp. and Magnetar Holdings LLC, combining Neostellar’s publicly traded venture investing experience with Magnetar’s institutional sourcing and underwriting.

About Magnetar

Founded in 2005, Magnetar is a multi-strategy and multi-product alternative investment manager that seeks to achieve stable risk-adjusted returns by opportunistically employing a wide range of alternative credit & fixed income, quantitative, and venture investment strategies. Magnetar invests across the capital structure in both public and private transactions utilizing both fundamental and quantitative analyses. Currently run by two managing partners, Ross Laser and Dave Snyderman, Magnetar is headquartered in Evanston, Illinois. Magnetar and its affiliates employ a team of approximately 220 professionals as of June 30, 2026, and maintain four satellite offices in New York, London, Menlo Park, and Austin.

Contact

Neostellar Capital Corp.

(212) 931-6331

IR@neostellaradvisors.com